Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (No. 811-23000) on Form N-2 of Princeton Private Investments Access Fund of our report dated June 1, 2021, relating to our audit of the financial statements and financial highlights, which appear in the March 31, 2021 Annual Report to Shareholders, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our firm under the captions “Financial Highlights”, "Independent Registered Public Accounting Firm and Counsel" and “Financial Statements” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

July 29, 2021